Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE

PeopleSupport Reports Record Financial Results for Fourth Quarter and Fiscal Year 2005

Company Achieves 40% Full-Year Annual Revenue Growth and Record Net Income

LOS ANGELES, CA (March 6, 2006) – PeopleSupport, Inc. (NASDAQ:  PSPT), a leading business process outsourcing (BPO) provider that offers customer management, transcription, captioning, accounts receivable management and additional BPO services, today announced financial results for its fourth quarter and fiscal year ended December 31, 2005.

•	Revenue in the fourth quarter of 2005 was a record $17.0 million, an increase of 35% from the fourth quarter of 2004.
•

Net income for the fourth quarter of 2005 was $12.3 million or $0.65 per diluted share, as compared with $3.3 million or $0.18 per diluted share for the fourth quarter of 2004.  Net income included a $9.6 million income tax benefit recorded in the fourth quarter of 2005, including additional reductions of the deferred tax asset valuation allowance, compared to a similar $7.0 million net tax benefit in the fourth quarter of 2004.

•	For the full year 2005, PeopleSupport reported record revenues of $62.1 million, an increase of 40% over the year ended 2004.
•

Net income for the full year 2005 was $22.8 million or $1.21 per diluted share, as compared with $8.3 million or $0.55 per diluted share for the full year 2004.  The company recorded a $12.1 million income tax benefit during 2005, including additional reductions of the deferred tax asset valuation allowance, compared to a similar $6.9 million benefit for 2004.

“I am very pleased with PeopleSupport’s excellent results for the fourth quarter and full year 2005,” said Lance Rosenzweig, PeopleSupport’s Chairman and Chief Executive Officer. “We surpassed our revenue growth expectations for 2005, and finished the year with solid overall performance.  During the year, in addition to delivering strong financial results from new and existing clients, we achieved several major milestones, including the migration to the PeopleSupport Center, our new regional headquarters and world-class BPO operation in the Philippines. “

“We are particularly excited about 2006, as PeopleSupport recently added two new growth engines to our service offering,” continued Lance Rosenzweig.  “First, in January 2006, we expanded our BPO offering to include transcription and captioning services, through our acquisition of Rapidtext.  Second, in early 2006 we intend to launch operations in Costa Rica, to diversify our geographic operations, and to greatly expand our Spanish and bilingual services.”

Q4 2005 Financial Highlights

Revenues – For the fourth quarter of 2005, PeopleSupport reported record revenues of $17.0 million, as compared to $12.6 million in the fourth quarter of 2004, representing 35% growth over the prior year quarter.

Cost of Revenues – During the fourth quarter of 2005, cost of revenues was $9.9 million, or 58% of revenues, as compared to $7.3 million, or 58% of revenues, in the fourth quarter of 2004.

Selling, General and Administrative – For the fourth quarter of 2005, selling, general and administrative expense was $3.6 million, or 21% of revenues, as compared to $3.0 million, or 24% of revenues, in the fourth quarter of 2004.

Income from Operations – PeopleSupport’s fourth quarter 2005 operating income was $2.3 million, compared to operating loss of $3.9 million in the fourth quarter of 2004, which included the company’s 2002 management incentive plan (MIP) charges of $5.3 million recorded in connection with the initial public offering (IPO).

Net Income – Net income for the fourth quarter of 2005 was $12.3 million or $0.65 per diluted share, as compared with net income of $3.3 million or $0.18 per diluted share for the fourth quarter of 2004. During the fourth quarter of 2005, management determined that it was more likely than not that our deferred tax assets would be realized, having considered our earnings history and future projections, resulting in a reduction of our deferred tax valuation allowance and an associated income tax benefit in our statement of operations.  Additional reductions in the deferred tax valuation allowance were $9.7 million and $6.8 million in the fourth quarter of 2005 and 2004, respectively.  Net income for the fourth quarter of 2005 also included a charge of $0.1 million relating to the company’s MIP and a charge of $0.2 million of non-cash, stock-based compensation relating to pre-IPO stock options.  Net income for the fourth quarter of 2004 included a charge of $5.3 million for MIP payments and non-cash, pre-IPO stock-based compensation charges of $0.4 million.  These items had the effect of increasing net income by $9.4 million or diluted earnings per share by $0.50 in the fourth quarter of 2005 and $1.1 million or diluted earnings per share by $0.06 in the fourth quarter of 2004.

Fiscal Year 2005 Financial Highlights

Revenues – PeopleSupport reported revenues for 2005 of $62.1 million, a 40% increase over the $44.5 million reported for fiscal year 2004.

Cost of Revenues – For full year 2005, cost of revenues was $35.5 million, or 57% of revenues, as compared to $24.5 million, or 55% of revenues, for the full year 2004.   As a percentage of revenues, cost of revenues increased primarily due to our new PeopleSupport Center infrastructure built in 2005.

Selling, General and Administrative – For fiscal year 2005, selling, general and administrative expense was $12.5 million, or 20% of revenues, as compared to $9.7 million, or 22% of revenues, in fiscal year 2004.  Approximate public company costs were $2.7 million in 2005, including first year Sarbanes-Oxley 404 compliance costs, and $0.4 million in 2004 following our IPO on September 30, 2004.

Income from Operations – PeopleSupport’s fiscal year 2005 operating income was $9.4 million, compared to operating income of $1.2 million in fiscal year 2004, which included management incentive plan (MIP) charges of $5.3 million recorded in connection with the company’s IPO.

Net Income – Net income for fiscal year 2005 was $22.8 million or $1.21 per diluted share, as compared with net income of $8.3 million or $0.55 per diluted share for fiscal year 2004.  Additional reductions in the deferred tax asset valuation allowance were $12.3 million for fiscal year 2005 and $6.8 million for fiscal year 2004.  Net income also included a MIP charge of $0.3 million and $5.3 million in 2005 and 2004, respectively, as well as a non-cash, stock-based compensation charge relating to pre-IPO stock options of $0.9 million and $1.8 million in 2005 and 2004, respectively.  These items had the effect of increasing net income by $11.1 million in 2005 and decreasing net income by $0.3 million in 2004.  Additionally, these items increased diluted earnings per share by $0.58 in 2005 and decreased diluted earnings per share by $0.02 in 2004.

Cash Flow – Net cash provided by operating activities for the twelve months ended December 31, 2005 was $16.7 million, as compared with $4.8 million for fiscal year 2004.    Capital expenditure was $7.3 million in the twelve months ended December 31, 2005, as compared with $7.0 million in fiscal year 2004.

PeopleSupport had cash and cash equivalents and marketable securities totaling $51.6 million as of December 31, 2005, up from $41.6 million at the end of 2004.  The company has no long-term debt.

As of December 31, 2005, PeopleSupport employed more than 4,200 employees worldwide.

Business Outlook

For the first quarter of 2006, the company, including its recently acquired subsidiaries, Rapidtext and The Transcription Company, expects revenues to be between $20.5 million and $21.0 million. For the same period, the company expects net income to be between $1.9 million and $2.0 million, and diluted earnings per share to be $0.10 to $0.11.  The first quarter 2006 earnings per share is based on approximately 19.1 million shares outstanding on a diluted basis.

The expected net income for the first quarter of 2006 includes the effect of the following items:

•

Having released almost all its deferred tax valuation allowance in 2005, PeopleSupport expects to begin providing for income tax expense and, as a result, the company’s effective tax rate in 2006 is expected to be approximately 27%.

•

During the first quarter of 2006, PeopleSupport will begin accounting for SFAS 123R on a modified prospective basis, resulting in estimated non-cash, stock compensation charges of approximately $0.6 million.

•

Anticipated strengthening of the Philippine Peso relative to the U.S. Dollar is expected to increase first quarter expenses by an estimated $0.4 million relative to what they would be if the average exchange rate in the fourth quarter 2005 had remained constant.

Conference Call with Management

PeopleSupport’s executive management will host a conference call for investors and all interested parties today at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time). The call will be broadcast over the Internet. To listen to the event via the Internet, please follow the instructions that will be available on the investor relations section of PeopleSupport’s website at www.peoplesupport.com. A replay of the conference call will be available on the company’s website for an extended period of time.

About PeopleSupport

PeopleSupport, Inc. (Nasdaq: PSPT), is a leading business process outsourcing (BPO) provider that offers customer management, transcription, captioning, accounts receivable management, and additional BPO services. A majority of PeopleSupport’s services are performed in the Philippines, where PeopleSupport is one of the largest outsourced service providers based on the size of its workforce, with approximately 5,000 college-educated, fluent English speaking Philippine personnel. Headquartered in Los Angeles, California, PeopleSupport provides services to clients in a variety of industries, including travel and hospitality, technology, telecommunications, retail, consumer products and financial services.  PeopleSupport also offers high-quality transcription and captioning services through the company’s subsidiaries, PeopleSupport Rapidtext, Inc., and The Transcription Company, for clients in the insurance, law enforcement, entertainment, education, and medical industries.  For more information, visit www.peoplesupport.com.

PeopleSupport Investor & Press Contact:

Peter Hargittay
Investor Relations and Corporate Marketing
T: 310.824.6182
F: 310.824.6299
phargittay@peoplesupport.com
www.peoplesupport.com

Forward Looking Statements

Certain statements in this press release, including without limitation, those related to anticipated revenues, net income and earnings for the first quarter ending March 31, 2006, expectations regarding expenses, industry and company trends, and market opportunities are forward looking. The company generally identifies forward-looking statements by using such terms as “may,” “will,” “could,” “should,” “potential,” “continue,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” or similar phrases or the negatives of such terms.  The company bases these statements on management’s beliefs as well as assumptions using information currently available. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause anticipated results to differ include: the company’s dependence on a limited number of clients; negative public reaction to offshore outsourcing; unanticipated technological changes and requirements, including changes that reduce the demand for the company’s services; competitive conditions in the markets the company serves; the company’s ability to manage growth, including our integration with Rapidtext and The Transcription Company; risks associated with operations in the Philippines and our new center being built in Costa Rica; changes in government regulations; and other risks identified from time-to-time in the company’s SEC filings.  These forward-looking statements represent estimates and assumptions only as of the date they are made. The company undertakes no obligation to update or revise these forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made.  You should review the risk factors described in reports and registration statements that the company files from time to time with the SEC.

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PEOPLESUPPORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share data)

	December 31, 2004	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$41,583	$27,760
Restricted short-term cash equivalents	422	—
Marketable securities	—	23,853
Accounts receivable, net of allowance for doubtful accounts of $451 and $487	5,560	8,414
Investment in receivable portfolios	7	—
Deferred tax assets	668	4,226
Prepaid expenses and other current assets	1,633	2,448

Total current assets	49,873	66,701
Property and equipment, net	7,407	10,622
Deferred management incentive plan compensation	940	598
Deferred tax assets	6,161	15,051
Other long-term assets	699	1,354

Total assets	$65,080	$94,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,346	$2,181
Accrued payroll and payroll related	1,218	1,597
Accrued liabilities	1,309	2,315
Management incentive plan obligation	342	475
Deferred revenue	1,888	3,481
Other current liabilities	106	69

Total current liabilities	6,209	10,118
Management incentive plan obligation	684	474
Deferred rent	117	978
Other long-term liabilities	135	364

Total liabilities	7,145	11,934

Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value; authorized 87,000 shares; 18,015 and 18,306 shares issued and outstanding at December 31, 2004 and December 31, 2005, respectively	18	18
Additional paid-in capital	112,514	113,234
Accumulated deficit	(53,043)	(30,214)
Accumulated other comprehensive income	80	342
Deferred stock compensation	(1,634)	(988)

Total stockholders’ equity	57,935	82,392

Total liabilities and stockholders’ equity	$65,080	$94,326

PEOPLESUPPORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2004	2005	2004	2005

Revenues	$12,579	$17,012	$44,511	$62,124
Cost of revenues (exclusive of management incentive plan and depreciation expense shown below)	7,328	9,872	24,483	35,460
Management incentive plan – cost of revenues	788	69	788	273
Selling, general and administrative (exclusive of management incentive plan expense shown below)	2,994	3,580	9,721	12,485
Management incentive plan - selling, general and administrative	4,549	17	4,549	69
Depreciation and amortization	1,034	1,167	3,927	4,414
Gain on sale of receivable portfolios	(172)	—	(172)	—
Restructuring charges	—	—	(22)	—

Income (loss) from operations	(3,942)	2,307	1,237	9,423
Interest income	(174)	(451)	(231)	(1,388)
Other expense	3	16	7	47

Income (loss) before income tax benefit	(3,771)	2,742	1,461	10,764
Income tax benefit	(7,034)	(9,579)	(6,863)	(12,065)

Net income	3,263	12,321	8,324	22,829
Foreign currency translation adjustment	(141)	385	(140)	411
Unrealized loss on securities:
Unrealized holding losses arising during period	(4)	(52)	(4)	(149)

Comprehensive income	$3,118	$12,654	$8,180	$23,091

Basic earnings per share	$0.19	$0.67	$1.39	$1.26
Diluted earnings per share	$0.18	$0.65	$0.55	$1.21
Basic weighted average shares outstanding	16,993	18,268	5,996	18,165
Diluted weighted average shares outstanding	18,487	18,932	15,012	18,917

PEOPLESUPPORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Twelve Months Ended December 31,

	2004		2005

OPERATING ACTIVITIES
Net income		$8,324	$22,829
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		3,927	4,414
Provision for doubtful accounts		(51)	(5)
Stock-based compensation		1,774	881
Gain on sale of receivable portfolio		(172)	—
Reduction of excess accrual for restructuring		(22)	—
Amortization of deferred compensation costs		85	342
Loss on disposal of property and equipment		313	64
Net deferred income tax benefit		(6,829)	(12,269)
Changes in operating assets and liabilities:
Accounts receivable		(3,032)	(2,845)
Prepaid expenses and other assets		(404)	(770)
Other long-term assets		(118)	(805)
Accounts payable and accrued liabilities		370	3,225
Deferred revenue		652	1,606
Cash payments on restructuring reserve		(3)	—

Net cash provided by operating activities		4,814	16,667
INVESTING ACTIVITIES
Collections applied to principal of receivable portfolios		510	7
Proceeds from sale of receivable portfolio		355	—
Purchases of property and equipment		(6,950)	(7,327)
Proceeds from sale of property and equipment		—	120
Proceeds from called marketable securities		—	2,000
Purchases of marketable securities		—	(29,600)
Maturities of marketable securities		—	3,600
Restricted cash equivalents		228	422

Net cash used in investing activities		(5,857)	(30,778)
FINANCING ACTIVITIES
Proceeds from the exercise of stock options		104	295
Repurchase of common stock		(1,350)	—
Proceeds from the exercise of warrants to purchase redeemable preferred stock		157	—
Proceeds from initial public offering		34,820	—
Public offering costs		(3,250)	—

Net cash provided by financing activities		30,481	295
Effect of exchange rate changes on cash		(6)	(7)

Net increase (decrease) in cash and cash equivalents		29,432	(13,823)
Cash and cash equivalents, beginning of period		12,151	41,583

Cash and cash equivalents, end of period		$41,583	$27,760

NON-CASH INVESTING ACTIVITIES
Unrealized holding losses on marketable securities		$—	$(146)
Construction in progress costs incurred but not paid	$		$1,329
Conversion of preferred to common stock		$74,268	$—
Non-cash tax benefit from disqualifying dispositions		$—	$189

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid for the period		$—	$—
Taxes paid for the period		$392	$48